Amalgamated Financial Corp. Reports Record Third Quarter 2022 Financial Results

NEW YORK, October 27, 2022 – (Globe Newswire) -- Amalgamated Financial Corp. (the “Company” or “Amalgamated”) (Nasdaq: AMAL), the holding company for Amalgamated Bank (the “Bank”), today announced record financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights
•Record earnings of $22.9 million, or $0.74 per diluted share, compared to $19.6 million, or $0.63 per diluted share, on a linked quarter basis.
•Excluding the impact of solar tax equity investments, core net income was $24.8 million, or $0.80 per diluted share, as compared to $20.9 million, or $0.67 per diluted share, on a linked quarter basis.
•Average deposits increased by $191.1 million, or 2.7%, to $7.3 billion, on a linked quarter basis.
•Industry leading average cost of deposits of 14 basis points, where non-interest bearing deposits comprised 54% of total deposits.
•Loans receivable, net of allowance and deferred fees and costs, increased $220.2 million, or 6.1%, to $3.8 billion, on a linked quarter basis
•PACE assessments grew $114.6 million to $856.7 million on a linked quarter basis, comprised of an $8.7 million increase in commercial and $105.9 million increase in residential.
•Net interest income grew $11.1 million, or 19.6%, to $67.6 million compared to $56.5 million, while net interest margin grew by 47 basis points to 3.50%, compared to 3.03%, each on a linked quarter basis.
•Nonaccrual loans improved to $19.8 million or 0.51% of total loans, compared to $24.4 million or 0.67% of total loans on a linked quarter basis.
•Credit quality improved with criticized loans declining $22.8 million, or 16.8%, to $113.0 million, on a linked quarter basis.
•Regulatory capital remains above bank “well capitalized” standards.

“I am proud to say that the momentum we have established in the last year demonstrates that our ‘Growth For Good’ strategy is working, as we reported record earnings for a second consecutive quarter” said Priscilla Sims Brown, President and CEO. “We are progressing well toward our aspiration of achieving the most improved financial performance in U.S. banking, just as Amalgamated will celebrate its 100th anniversary in a few short months. I could not be more inspired by the team we have in place to propel this great bank into its next centennial.”

Third Quarter Earnings

Net income for the third quarter of 2022 was a record $22.9 million, or $0.74 per diluted share, compared to $19.6 million, or $0.63 per diluted share, for the second quarter of 2022. The $3.3 million increase for the third quarter of 2022 compared to the preceding quarter was primarily driven by an $11.1 million increase in net interest income, partially offset by a $2.5 million increase in provision for loan losses, a $2.2 million decrease in non-interest income, a $2.0 million increase in non-interest expense, and a $1.2 million increase in income tax expense related to our increased pre-tax income.

Core net income excluding the impact of solar tax equity investments (non-GAAP)1 for the third quarter of 2022 was $24.8 million, or $0.80 per diluted share, compared to $20.9 million, or $0.67 per diluted share, for the second quarter of 2022. Excluded from core net income for the third quarter of 2022 was $1.8 million of losses on sales of securities, $0.6 million of gains on subordinated debt repurchases, and $1.3 million of accelerated depreciation from our solar tax equity investments. Excluded from the second quarter of 2022 was $0.6 million of losses on the sale of securities, $0.3 million of non-interest one-time expenses, and $0.9 million of tax credits on solar tax equity investments in the second quarter of 2022.
[1] Reconciliations of non-GAAP financial measures to the most comparable GAAP measure are set forth on the last page of the financial information accompanying this press release and may also be found on our website, www.amalgamatedbank.com.

Presentation excluding the temporary effect of the tax credits and accelerated depreciation of solar tax equity investments reduces the financial statement volatility associated with these investments.

Net interest income was $67.6 million for the third quarter of 2022, compared to $56.5 million for the second quarter of 2022. The $11.1 million increase from the preceding quarter mainly reflected higher interest income on securities of $6.4 million driven by a $78.9 million increase in average securities and a 64 basis point increase in securities yield. Loan interest income increased $4.5 million driven by a $189.5 million increase in average loan balances and a 25 basis point increase in loan yields. Total interest income was offset slightly by higher interest expense driven by a 13 basis point increase in deposit costs. These increases in yields and costs are primarily due to the rising interest rate environment.

Net interest margin was 3.50% for the third quarter of 2022, an increase of 47 basis points from 3.03% in the second quarter of 2022. The margin increase compared to the preceding quarter was driven by large increases on floating rate yields from interest-earning assets, partially offset by increases in costs on interest-bearing liabilities. Prepayment penalties earned in loan income contributed four basis points to our net interest margin in the third quarter of 2022, compared to two basis points in the second quarter of 2022.

Provision for loan losses totaled $5.4 million for the third quarter of 2022 compared to $2.9 million in the second quarter of 2022. The increase in the provision expense on a linked quarter basis is primarily driven by higher loan balances, an increase in qualitative factors, and $1.6 million in charge-offs related to nonperforming loans that were transferred to held for sale.

Core non-interest income excluding the impact of solar tax equity investments (non-GAAP)1 was $7.5 million for the third quarter of 2022, compared to $8.7 million in the second quarter of 2022. The decrease of $1.2 million was primarily related to losses on sale of nonperforming loans held for sale.

Core non-interest expense (non-GAAP)1 for the third quarter of 2022 was $36.3 million, an increase of $2.3 million from the second quarter of 2022. This was primarily driven by a $1.5 million expected increase in compensation and employee benefits and a $0.4 million increase in professional fees.

Our provision for income tax expense was $8.1 million for the third quarter of 2022, compared to $6.9 million for the second quarter of 2022. The increase is based on a higher pre-tax income. Our effective tax rate for the third quarter of 2022 was 26.0%, compared to 25.9% for the second quarter of 2022.

Balance Sheet Quarterly Summary

Total assets were $7.9 billion at September 30, 2022, compared to $7.9 billion at June 30, 2022. Notable changes within individual balance sheet line items include a $222.9 million increase in loans receivable, net of allowance and deferred fees and costs, offset by a reduction in cash of $266.3 million, a $33.1 million decrease in resell agreements, and a $31.3 million decrease in investment securities.

Total loans receivable, net of allowance and deferred fees and costs at September 30, 2022 were $3.8 billion, an increase of $220.2 million, or 6.1%, compared to June 30, 2022. The increase in loans is primarily driven by a $95.9 million increase in residential loans, a $61.7 million increase in commercial and industrial loans, a $41.4 million increase in our consumer and other loans due to solar loan originations, and a $31.3 million increase in multifamily loans, offset by a $4.3 million decrease in construction and land loans, and a $3.0 million decrease in the commercial real estate portfolio as we selectively de-risk our exposure in metropolitan areas. Our continued focus on credit quality improvement in the commercial portfolio resulted in $16.9 million of payoffs of criticized or classified loans.

Deposits at September 30, 2022 were $7.2 billion, a decrease of $130.9 million, or 1.8%, as compared to $7.3 billion as of June 30, 2022. Total deposits year to date have increased $804.0 million, or 12.6%. Deposits held by politically active customers, such as campaigns, PACs, advocacy-based organizations, and state and national party committees were $1.2 billion as of September 30, 2022, a decrease of $123.7 million on a linked quarter basis. Accelerated runoff of political deposits is anticipated in the fourth quarter related to the conclusion of the congressional elections.

Noninterest-bearing deposits represent 56% of average deposits and 54% of ending deposits for the quarter ended September 30, 2022, contributing to an average cost of deposits of 14 basis points in the third quarter of 2022.

Nonperforming assets totaled $54.3 million, or 0.69% of period-end total assets at September 30, 2022, a decrease of $11.0 million, compared with $65.3 million, or 0.82% on a linked quarter basis. The decrease in non-performing assets was primarily driven by a $5.7 million paydown on one commercial and industrial loan, as well as $3.9 million in residential loans that were sold.

The allowance for loan losses increased $2.6 million to $42.1 million at September 30, 2022 from $39.5 million at June 30, 2022, primarily due to increases in loan balances and an increase in qualitative factors. At September 30, 2022, we had $38.2 million of impaired loans for which there was a specific allowance of $5.2 million, compared to $60.1 million of impaired loans at June 30, 2022 for which there was a specific allowance of $6.1 million. The ratio of allowance to total loans was 1.09% at September 30, 2022 and 1.08% at June 30, 2022. The ratio of allowance to nonaccrual loans improved to 212.51% at September 30, 2022.

Capital Quarterly Summary

As of September 30, 2022, our Common Equity Tier 1 Capital Ratio was 11.91%, Total Risk-Based Capital Ratio was 14.43%, and Tier-1 Leverage Capital Ratio was 7.16%, compared to 11.75%, 14.41%, and 7.08%, respectively, as of June 30, 2022. Stockholders’ equity at September 30, 2022 was $487.7 million, compared to $498.0 million at June 30, 2022. The decrease in stockholders’ equity was primarily driven by a $29.7 million increase in accumulated other comprehensive loss due to the tax effected mark-to-market on our securities portfolio, partially offset by $22.9 million of net income for the quarter.

Our tangible book value per share was $15.37 as of September 30, 2022 compared to $15.69 as of June 30, 2022, primarily as a result of a $29.7 million decline from the previous quarter in the tax effected mark-to-market adjustment for the fair value of our available-for-sale securities portfolio. The mark-to-market adjustment had no impact on our Tier 1 Capital Ratio or other risk based ratios. Tangible common equity was 6.00% of tangible assets, compared to 6.07% as of June 30, 2022.

Conference Call

As previously announced, Amalgamated Financial Corp. will host a conference call to discuss its third quarter 2022 results today, October 27th, 2022 at 11:00am (Eastern Time). The conference call can be accessed by dialing 1-877-407-9716 (domestic) or 1-201-493-6779 (international) and asking for the Amalgamated Financial Corp. Third Quarter 2022 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13731490. The telephonic replay will be available until November 3, 2022.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of our website at http://ir.amalgamatedbank.com/. The online replay will remain available for a limited time beginning immediately following the call.

The presentation materials for the call can be accessed on the investor relations section of our website at http://ir.amalgamatedbank.com/.

About Amalgamated Financial Corp.

Amalgamated Financial Corp. is a Delaware public benefit corporation and a bank holding company engaged in commercial banking and financial services through its wholly-owned subsidiary, Amalgamated Bank. Amalgamated Bank is a New York-based full-service commercial bank and a chartered trust company with a combined network of five branches across New York City, Washington D.C., and San Francisco, and a commercial office in Boston. Amalgamated Bank was formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country's oldest labor unions. Amalgamated Bank provides commercial banking and trust services nationally and offers a full range of products and services to both commercial and retail customers. Amalgamated Bank is a proud member of the Global Alliance for Banking on Values and is a certified B Corporation®. As of September 30, 2022, our total assets were $7.9 billion, total net loans were $3.8 billion, and total deposits were $7.2 billion. Additionally, as of September 30, 2022, our trust business held $37.6 billion in assets under custody and $12.5 billion in assets under management.

Non-GAAP Financial Measures

This release (and the accompanying financial information and tables) refers to certain non-GAAP financial measures including, without limitation, “Core operating revenue,” “Core operating revenue excluding solar tax impact,” “Core non-interest expense,” “Core net income,” “Core net income excluding solar tax impact,” “Tangible common equity,” “Average tangible common equity,” “Core return on average assets,” “Core return on average assets excluding solar tax impact,” “Core return on average tangible common equity,” “Core return on average tangible common equity excluding solar tax impact,” “Core efficiency ratio,” and “Core efficiency ratio excluding solar tax impact.”

Our management utilizes this information to compare our operating performance for September 30, 2022 versus certain periods in 2022 and 2021 and to prepare internal projections. We believe these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of our operating performance. In addition, because intangible assets such as goodwill and other discrete items unrelated to our core business, which are excluded, vary extensively from company to company, we believe that the presentation of this information allows investors to more easily compare our results to those of other companies.

The presentation of non-GAAP financial information, however, is not intended to be considered in isolation or as a substitute for GAAP financial measures. We strongly encourage readers to review the GAAP financial measures included in this release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this release with other companies’ non-GAAP financial measures having the same or similar names. Reconciliations of non-GAAP financial disclosures to comparable GAAP measures found in this release are set forth in the final pages of this release and also may be viewed on our website, amalgamatedbank.com.

Terminology

Certain terms used in this release are defined as follows:

“Core operating revenue” is defined as total net interest income plus “core non-interest income”, defined as non-interest income excluding gains and losses on sales of securities and gains on the sale of owned property. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core operating revenue excluding solar tax impact” is defined as total net interest income plus non-interest income excluding gains and losses on sales of securities, gains on the sale of owned property, and tax credits and depreciation on solar equity investments. We believe the most directly comparable GAAP financial measure is the total of net interest income and non-interest income.

“Core non-interest expense” is defined as total non-interest expense excluding costs related to branch closures, restructuring/severance, and acquisitions. We believe the most directly comparable GAAP financial measure is total non-interest expense.

“Core net income” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Core net income excluding solar tax impact” is defined as net income after tax excluding gains and losses on sales of securities, gains on the sale of owned property, costs related to branch closures, restructuring/severance costs, acquisition costs, tax credits and depreciation on solar equity investments, and taxes on notable pre-tax items. We believe the most directly comparable GAAP financial measure is net income.

“Tangible common equity”, and “Tangible book value” are defined as stockholders’ equity excluding, as applicable, minority interests, preferred stock, goodwill and core deposit intangibles. We believe that the most directly comparable GAAP financial measure is total stockholders’ equity.

“Core return on average assets” is defined as “Core net income” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average assets excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by average total assets. We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average assets calculated by dividing net income by average total assets.

“Core return on average tangible common equity” is defined as “Core net income” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core return on average tangible common equity excluding solar tax impact” is defined as “Core net income excluding solar tax impact” divided by “Average tangible common equity.” We believe the most directly comparable performance ratio derived from GAAP financial measures is return on average equity calculated by dividing net income by average total stockholders’ equity.

“Core efficiency ratio” is defined as “Core non-interest expense” divided by “Core operating revenue.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

“Core efficiency ratio excluding solar tax impact” is defined as “Core non-interest expense” divided by “Core operating revenue excluding solar tax impact.” We believe the most directly comparable performance ratio derived from GAAP financial measures is an efficiency ratio calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Forward-Looking Statements

Statements included in this release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act, Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified through the use of forward-looking terminology such as “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “in the future,” “may” and “intend,” as well as other similar words and expressions of the future. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors, any or all of which could cause actual results to differ materially from the results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) continued fluctuation of the interest rate environment; (iii) our inability to maintain the historical growth rate of the loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on our results, including as a result of compression to net interest margin; (vi) greater than anticipated adverse conditions in the national or local economies including in our core markets, which may have an adverse impact on our business, operations and performance, and could have a negative impact on our credit portfolio, share price, and borrowers; (vii) fluctuations or unanticipated changes in interest rates on loans or deposits or that affect the yield curve; (viii) any matter that would cause us to conclude that there was impairment of any asset, including intangible assets; (ix) the results of regulatory examinations; (x) potential deterioration in real estate values; (xi) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action; (xii) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (xiii) increased competition for experienced executives in the banking industry; (xiv) a failure in or breach of our operational or security systems or infrastructure, or those of third party vendors or other service providers, including as a result of unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; and (xv) the outcome of any legal proceedings that may be instituted against us in connection with the termination of the merger agreement with Amalgamated Bank of Chicago. Additional factors which could affect the forward-looking statements can be found in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at https://www.sec.gov/. We disclaim any obligation to update or revise any forward-looking statements contained in this release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:
Jamie Lillis
Solebury Trout
shareholderrelations@amalgamatedbank.com
800-895-4172

Consolidated Statements of Income (unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
($ in thousands)	2022	2022	2021	2022	2021
INTEREST AND DIVIDEND INCOME
Loans	$38,264	$33,766	$29,915	$103,157	$91,180
Securities	31,580	24,352	14,655	75,087	40,008
Interest-bearing deposits in banks	971	551	230	1,701	451
Total interest and dividend income	70,815	58,669	44,800	179,945	131,639
INTEREST EXPENSE
Deposits	2,491	1,481	1,413	5,374	4,416
Borrowed funds	696	690	—	2,077	—
Total interest expense	3,187	2,171	1,413	7,451	4,416
NET INTEREST INCOME	67,628	56,498	43,387	172,494	127,223
Provision for (recovery of) loan losses	5,363	2,912	(2,276)	10,568	(3,855)
Net interest income after provision for loan losses	62,265	53,586	45,663	161,926	131,078
NON-INTEREST INCOME
Trust Department fees	3,872	3,479	3,353	10,842	10,471
Service charges on deposit accounts	2,735	2,826	2,466	8,008	6,941
Bank-owned life insurance	785	1,283	539	2,882	1,858
Gain (loss) on sale of securities	(1,844)	(582)	413	(2,264)	755
Gain (loss) on sale of loans, net	(367)	492	280	(32)	1,706
Gain (loss) on other real estate owned, net	—	—	—	—	(407)
Equity method investments	(1,151)	(638)	(483)	(1,357)	(5,720)
Other	973	386	134	1,592	424
Total non-interest income	5,003	7,246	6,702	19,671	16,028
NON-INTEREST EXPENSE
Compensation and employee benefits	19,527	18,046	17,482	55,242	52,485
Occupancy and depreciation	3,481	3,457	3,440	10,378	10,293
Professional fees	3,173	2,745	2,348	8,733	9,219
Data processing	4,149	4,327	4,521	13,660	10,848
Office maintenance and depreciation	807	784	887	2,316	2,362
Amortization of intangible assets	262	261	301	785	905
Advertising and promotion	795	761	1,023	2,410	2,248
Other	4,064	3,965	3,032	11,477	8,863
Total non-interest expense	36,258	34,346	33,034	105,001	97,223
Income before income taxes	31,010	26,486	19,331	76,596	49,883
Income tax expense (benefit)	8,066	6,873	4,915	19,874	12,870
Net income	$22,944	$19,613	$14,416	$56,722	$37,013
Earnings per common share - basic	$0.75	$0.64	$0.46	$1.84	$1.19
Earnings per common share - diluted	$0.74	$0.63	$0.46	$1.82	$1.17

Consolidated Statements of Financial Condition

($ in thousands)	September 30, 2022	December 31, 2021
Assets	(unaudited)
Cash and due from banks	$3,404	$8,622
Interest-bearing deposits in banks	62,819	321,863
Total cash and cash equivalents	66,223	330,485
Securities:
Available for sale, at fair value (amortized cost of $2,087,187 and $2,103,049, respectively)	1,957,486	2,113,410
Held-to-maturity (fair value of $1,369,383 and $849,704, respectively)	1,492,423	843,569
Loans held for sale	17,916	3,279
Loans receivable, net of deferred loan origination costs (fees)	3,871,290	3,312,224
Allowance for loan losses	(42,122)	(35,866)
Loans receivable, net	3,829,168	3,276,358

Resell agreements	192,834	229,018
Accrued interest and dividends receivable	34,767	28,820
Premises and equipment, net	10,539	11,735
Bank-owned life insurance	105,915	107,266
Right-of-use lease asset	29,991	33,115
Deferred tax asset	64,046	26,719
Goodwill	12,936	12,936
Other intangible assets	3,366	4,151
Equity investments	7,683	6,856
Other assets	42,924	50,159
Total assets	$7,868,217	$7,077,876
Liabilities
Deposits	$7,160,307	$6,356,255
Subordinated debt	77,679	83,831
Borrowed funds	75,000	—
Operating leases	43,229	48,160
Other liabilities	24,264	25,755
Total liabilities	7,380,479	6,514,001

Stockholders’ equity
Common stock, par value $.01 per share (70,000,000 shares authorized; 30,672,303 and 31,130,143 shares issued and outstanding, respectively)	307	311
Additional paid-in capital	286,431	297,975
Retained earnings	308,743	260,047
Accumulated other comprehensive income (loss), net of income taxes	(107,876)	5,409
Total Amalgamated Financial Corp. stockholders' equity	487,605	563,742
Noncontrolling interests	133	133
Total stockholders' equity	487,738	563,875
Total liabilities and stockholders’ equity	$7,868,217	$7,077,876

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(Shares in thousands)	2022	2022	2021	2022	2021
Selected Financial Ratios and Other Data:
Earnings per share
Basic	$0.75	$0.64	$0.46	$1.84	$1.19
Diluted	0.74	0.63	0.46	1.82	1.17
Core net income (non-GAAP)
Basic	$0.78	$0.66	$0.46	$1.90	$1.20
Diluted	0.77	0.65	0.46	1.87	1.19
Core net income excluding solar tax impact (non-GAAP)
Basic	$0.81	$0.68	$0.48	$1.95	$1.36
Diluted	0.80	0.67	0.48	1.92	1.34
Book value per common share (excluding minority interest)	$15.90	$16.23	$17.89	$15.90	$17.89
Tangible book value per share (non-GAAP)	$15.37	$15.69	$17.33	$15.37	$17.33
Common shares outstanding	30,672	30,684	31,097	30,672	31,097
Weighted average common shares outstanding, basic	30,673	30,818	31,094	30,864	31,216
Weighted average common shares outstanding, diluted	31,032	31,189	31,462	31,223	31,584

Select Financial Data

	As of and for the			As of and for the
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Selected Performance Metrics:
Return on average assets	1.15%	1.01%	0.86%	0.98%	0.77%
Core return on average assets (non-GAAP)	1.19%	1.05%	0.86%	1.02%	0.78%
Core return on average assets excluding solar tax impact (non-GAAP)	1.24%	1.08%	0.90%	1.04%	0.88%
Return on average equity	17.79%	15.20%	10.29%	14.32%	9.02%
Core return on average tangible common equity (non-GAAP)	19.11%	16.25%	10.62%	15.25%	9.46%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	19.88%	16.76%	11.05%	15.65%	10.65%
Average equity to average assets	6.44%	6.67%	8.38%	6.88%	8.55%
Tangible common equity to tangible assets	6.00%	6.07%	7.88%	6.00%	7.88%
Loan yield	4.11%	3.86%	3.84%	3.95%	3.83%
Securities yield	3.35%	2.66%	2.19%	2.82%	2.17%
Deposit cost	0.14%	0.08%	0.09%	0.10%	0.10%
Net interest margin	3.50%	3.03%	2.70%	3.11%	2.77%
Efficiency ratio (1)	49.92%	53.88%	65.95%	54.64%	67.87%
Core efficiency ratio (non-GAAP)	49.09%	52.90%	65.71%	53.80%	67.19%
Core efficiency ratio excluding solar tax impact (non-GAAP)	48.24%	52.20%	64.67%	53.22%	64.30%

Asset Quality Ratios:
Nonaccrual loans to total loans	0.51%	0.67%	1.46%	0.51%	1.46%
Nonperforming assets to total assets	0.69%	0.82%	0.99%	0.69%	0.99%
Allowance for loan losses to nonaccrual loans	212.51%	161.81%	78.83%	212.51%	78.83%
Allowance for loan losses to total loans	1.09%	1.08%	1.15%	1.09%	1.15%
Annualized net charge-offs (recoveries) to average loans	0.29%	0.11%	-0.02%	0.16%	0.08%

Capital Ratios:
Tier 1 leverage capital ratio	7.16%	7.08%	7.85%	7.16%	7.85%
Tier 1 risk-based capital ratio	11.91%	11.75%	13.98%	11.91%	13.98%
Total risk-based capital ratio	14.43%	14.41%	14.99%	14.43%	14.99%
Common equity tier 1 capital ratio	11.91%	11.75%	13.98%	11.91%	13.98%

(1) Efficiency ratio is calculated by dividing total non-interest expense by the sum of net interest income and total non-interest income

Loan and Held-to-Maturity Securities Portfolio Composition

(In thousands)	At September 30, 2022		At June 30, 2022		At September 30, 2021
	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$805,087	20.8%	$743,403	20.4%	$628,388	20.2%
Multifamily	884,790	22.9%	853,514	23.4%	826,143	26.5%
Commercial real estate	338,002	8.7%	340,987	9.4%	346,996	11.1%
Construction and land development	38,946	1.0%	43,212	1.2%	34,863	1.1%
Total commercial portfolio	2,066,825	53.4%	1,981,116	54.4%	1,836,390	58.9%

Retail portfolio:
Residential real estate lending	1,332,010	34.5%	1,236,088	33.9%	1,032,947	33.1%
Consumer and other	467,793	12.1%	426,394	11.7%	249,050	8.0%
Total retail	1,799,803	46.6%	1,662,482	45.6%	1,281,997	41.1%
Total loans held for investment	3,866,628	100.0%	3,643,598	100.0%	3,118,387	100.0%

Net deferred loan origination costs (fees)	4,662		4,806		4,942
Allowance for loan losses	(42,122)		(39,477)		(35,863)
Total loans, net	$3,829,168		$3,608,927		$3,087,466

Held-to-maturity securities portfolio:
PACE assessments	$856,701	57.4%	$742,146	53.9%	$627,195	86.5%
Other securities	635,722	42.6%	633,520	46.1%	97,881	13.5%
Total held-to-maturity securities	$1,492,423	100.0%	$1,375,666	100.0%	$725,076	100.0%

Net Interest Income Analysis

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$222,071	$971	1.73%	$305,134	$551	0.72%	$632,526	$230	0.14%
Securities	3,522,863	29,735	3.35%	3,443,987	23,308	2.71%	2,545,703	14,192	2.21%
Resell agreements	232,956	1,845	3.14%	231,468	1,044	1.81%	114,100	463	1.61%
Total loans, net (1)(2)	3,693,688	38,264	4.11%	3,504,223	33,766	3.86%	3,087,744	29,915	3.84%
Total interest earning assets	7,671,578	70,815	3.66%	7,484,812	58,669	3.14%	6,380,073	44,800	2.79%
Non-interest earning assets:
Cash and due from banks	4,783			9,296			8,464
Other assets	265,736			266,186			243,969
Total assets	$7,942,097			$7,760,294			$6,632,506

Interest bearing liabilities:
Savings, NOW and money market deposits	$3,031,402	$2,329	0.30%	$3,030,788	$1,332	0.18%	$2,641,719	$1,173	0.18%
Time deposits	184,476	162	0.35%	192,181	149	0.31%	241,009	240	0.40%
Total deposits	3,215,878	2,491	0.31%	3,222,969	1,481	0.18%	2,882,728	1,413	0.19%
Other borrowings	85,323	696	3.24%	83,886	690	3.30%	—	—	0.00%
Total interest bearing liabilities	3,301,201	3,187	0.38%	3,306,855	2,171	0.26%	2,882,728	1,413	0.19%
Non-interest bearing liabilities:
Demand and transaction deposits	4,053,953			3,855,735			3,077,231
Other liabilities	75,143			80,274			116,790
Total liabilities	7,430,297			7,242,864			6,076,749
Stockholders' equity	511,800			517,430			555,757
Total liabilities and stockholders' equity	$7,942,097			$7,760,294			$6,632,506

Net interest income / interest rate spread		$67,628	3.28%		$56,498	2.88%		$43,387	2.60%
Net interest earning assets / net interest margin	$4,370,377		3.50%	$4,177,957		3.03%	$3,497,345		2.70%

Total Cost of Deposits			0.14%			0.08%			0.09%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in 3Q2022, 2Q2022, and 3Q2021 of $800, $379, and $169, respectively (in thousands)

Net Interest Income Analysis

	Nine Months Ended
	September 30, 2022			September 30, 2021
(In thousands)	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate

Interest earning assets:
Interest-bearing deposits in banks	$316,288	$1,701	0.72%	$508,421	$451	0.12%
Securities	3,387,707	71,477	2.82%	2,321,979	38,643	2.23%
Resell agreements	227,932	3,610	2.12%	138,967	1,365	1.31%
Total loans, net (1)(2)	3,493,405	103,157	3.95%	3,180,890	91,180	3.83%
Total interest earning assets	7,425,332	179,945	3.24%	6,150,257	131,639	2.86%
Non-interest earning assets:
Cash and due from banks	7,752			7,780
Other assets	267,315			263,170
Total assets	$7,700,399			$6,421,207

Interest bearing liabilities:
Savings, NOW and money market deposits	$2,986,588	$4,908	0.22%	$2,574,463	$3,568	0.19%
Time deposits	191,944	466	0.32%	259,609	848	0.44%
Total deposits	3,178,532	5,374	0.23%	2,834,072	4,416	0.21%
Other borrowings	84,604	2,077	3.28%	165	—	0.00%
Total interest bearing liabilities	3,263,136	7,451	0.31%	2,834,237	4,416	0.21%
Non-interest bearing liabilities:
Demand and transaction deposits	3,821,571			2,925,516
Other liabilities	85,996			112,721
Total liabilities	7,170,703			5,872,474
Stockholders' equity	529,696			548,733
Total liabilities and stockholders' equity	$7,700,399			$6,421,207

Net interest income / interest rate spread		$172,494	2.93%		$127,223	2.65%
Net interest earning assets / net interest margin	$4,162,196		3.11%	$3,316,020		2.77%

Total Cost of Deposits			0.10%			0.10%

(1) Amounts are net of deferred origination costs (fees) and the allowance for loan losses
(2) Includes prepayment penalty interest income in September YTD 2022 and September YTD 2021 of $1.6 million and $1.3 million, respectively

Deposit Portfolio Composition

(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021

Non-interest bearing demand deposit accounts	$3,839,155	$3,965,907	$3,189,155
NOW accounts	204,473	208,795	206,610
Money market deposit accounts	2,549,024	2,540,657	2,241,914
Savings accounts	384,644	388,185	364,568
Time deposits	183,011	187,623	222,259
Total deposits	$7,160,307	$7,291,167	$6,224,506

	Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid

Non-interest bearing demand deposit accounts	$4,053,953	0.00%	$3,855,735	0.00%	$3,077,231	0.00%
NOW accounts	210,972	0.19%	211,007	0.09%	205,417	0.09%
Money market deposit accounts	2,437,920	0.33%	2,431,571	0.19%	2,066,830	0.20%
Savings accounts	382,510	0.19%	388,210	0.11%	369,472	0.10%
Time deposits	184,476	0.35%	192,181	0.31%	241,009	0.40%
Total deposits	$7,269,831	0.14%	$7,078,704	0.08%	$5,959,959	0.09%

Asset Quality

(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Loans 90 days past due and accruing	$—	$—	$—
Nonaccrual loans held for sale	5,858	4,841	—
Troubled debt restructured loans - accruing loans held for sale	10,179	—	—
Nonaccrual loans excluding held for sale loans and restructured loans	7,499	8,109	24,960
Troubled debt restructured loans - nonaccrual	12,322	16,288	20,534
Troubled debt restructured loans - accruing	18,396	35,683	21,958
Other real estate owned	—	307	307
Impaired securities	37	56	64
Total nonperforming assets	$54,291	$65,284	$67,823

Nonaccrual loans:
Commercial and industrial	$9,356	$9,550	$13,709
Multifamily	3,494	3,494	6,079
Commercial real estate	4,914	3,931	4,023
Construction and land development	—	5,053	—
Total commercial portfolio	17,764	22,028	23,811

Residential real estate lending	675	898	20,797
Consumer and other	1,382	1,471	886
Total retail portfolio	2,057	2,369	21,683
Total nonaccrual loans	$19,821	$24,397	$45,494

Nonaccrual loans to total loans	0.51%	0.67%	1.46%
Nonperforming assets to total assets	0.69%	0.82%	0.99%
Allowance for loan losses to nonaccrual loans	212.51%	161.81%	78.83%
Allowance for loan losses to total loans	1.09%	1.08%	1.15%
Annualized net charge-offs (recoveries) to average loans	0.29%	0.11%	-0.02%

Credit Quality

	September 30, 2022
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$778,331	$7,797	$17,213	$1,746	$805,087
Multifamily	842,685	23,866	18,239	—	884,790
Commercial real estate	298,374	20,948	18,680	—	338,002
Construction and land development	36,522	—	2,424	—	38,946
Residential real estate lending	1,331,335	—	675	—	1,332,010
Consumer and other	466,411	—	1,382	—	467,793
Total loans	$3,753,658	$52,611	$58,613	$1,746	$3,866,628

	June 30, 2022
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$710,534	$7,923	$24,946	$—	$743,403
Multifamily	800,167	25,433	27,914	—	853,514
Commercial real estate	301,243	20,966	18,778	—	340,987
Construction and land development	35,736	—	7,476	—	43,212
Residential real estate lending	1,235,190	—	898	—	1,236,088
Consumer and other	424,923	—	1,471	—	426,394
Total loans	$3,507,793	$54,322	$81,483	$—	$3,643,598

	September 30, 2021
($ in thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$579,429	$22,655	$25,850	$454	$628,388
Multifamily	696,898	83,851	42,221	3,173	826,143
Commercial real estate	243,903	26,815	76,278	—	346,996
Construction and land development	27,387	—	7,476	—	34,863
Residential real estate lending	1,011,856	294	20,797	—	1,032,947
Consumer and other	248,164	—	886	—	249,050
Total loans	$2,807,637	$133,615	$173,508	$3,627	$3,118,387

Reconciliation of GAAP to Non-GAAP Financial Measures
The information provided below presents a reconciliation of each of our non-GAAP financial measures to the most directly comparable GAAP financial measure.

	As of and for the			As of and for the
	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Core operating revenue
Net Interest income (GAAP)	$67,628	$56,498	$43,387	$172,494	$127,223
Non-interest income	5,003	7,246	6,702	19,671	16,028
Less: Securities (gain) loss	1,844	582	(413)	2,264	(755)
Less: Subdebt repurchase (gain) loss	(617)	—	—	(617)	—
Core operating revenue (non-GAAP)	73,858	64,326	49,676	193,812	142,496
Add: Tax (credits) depreciation on solar investments	1,306	862	796	2,105	6,393
Core operating revenue excluding solar tax impact (non-GAAP)	75,164	65,188	50,472	195,917	148,889

Core non-interest expense
Non-interest expense (GAAP)	$36,258	$34,346	$33,034	$105,001	$97,224
Less: Other one-time expenses(1)	—	(316)	(392)	(738)	(1,482)
Core non-interest expense (non-GAAP)	36,258	34,030	32,642	104,263	95,742

Core net income
Net Income (GAAP)	$22,944	$19,613	$14,416	$56,722	$37,013
Less: Securities (gain) loss	1,844	582	(413)	2,264	(755)
Less: Subdebt repurchase (gain) loss	(617)	—	—	(617)	—
Add: Other one-time expenses	—	316	392	738	1,482
Less: Tax on notable items	(319)	(233)	5	(619)	(188)
Core net income (non-GAAP)	23,852	20,278	14,400	58,488	37,552
Add: Tax (credits) depreciation on solar investments	1,306	862	796	2,105	6,393
Add: Tax effect of solar income	(340)	(224)	(202)	(546)	(1,649)
Core net income excluding solar tax impact (non-GAAP)	24,818	20,916	14,994	60,047	42,296

Tangible common equity
Stockholders' equity (GAAP)	$487,738	$498,041	$556,390	$487,738	$556,390
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(3,366)	(3,628)	(4,453)	(3,366)	(4,453)
Tangible common equity (non-GAAP)	471,303	481,344	538,868	471,303	538,868

Average tangible common equity
Average stockholders' equity (GAAP)	$511,800	$517,430	$555,757	$529,696	$548,733
Less: Minority interest	(133)	(133)	(133)	(133)	(133)
Less: Goodwill	(12,936)	(12,936)	(12,936)	(12,936)	(12,936)
Less: Core deposit intangible	(3,494)	(3,755)	(4,602)	(3,754)	(4,900)
Average tangible common equity (non-GAAP)	495,237	500,606	538,086	512,873	530,764

Core return on average assets
Denominator: Total average assets	7,942,097	7,760,294	6,632,506	7,700,399	6,421,208
Core return on average assets (non-GAAP)	1.19%	1.05%	0.86%	1.02%	0.78%
Core return on average assets excluding solar tax impact (non-GAAP)	1.24%	1.08%	0.90%	1.04%	0.88%

Core return on average tangible common equity
Denominator: Average tangible common equity	495,237	500,606	538,086	512,873	530,764
Core return on average tangible common equity (non-GAAP)	19.11%	16.25%	10.62%	15.25%	9.46%
Core return on average tangible common equity excluding solar tax impact (non-GAAP)	19.88%	16.76%	11.05%	15.65%	10.65%

Core efficiency ratio
Numerator: Core non-interest expense (non-GAAP)	$36,258	$34,030	$32,642	$104,263	$95,742
Core efficiency ratio (non-GAAP)	49.09%	52.90%	65.71%	53.80%	67.19%
Core efficiency ratio excluding solar tax impact (non-GAAP)	48.24%	52.20%	64.67%	53.22%	64.30%
(1) Salary and COBRA reimbursement expense for positions eliminated, plus expenses related to the termination of the merger agreement with Amalgamated Bank of Chicago